 Exhibit 99.1

Star Gold Corp Amends Longstreet Property Agreement

COEUR D'ALENE, Idaho, August 14, 2019 -- Star Gold Corp. ("Star Gold" or the "Company") (OTC Markets: SRGZ) announced today that it completed a restructuring of its agreement with claims holder Great Basin Resources, Inc. (“Great Basin”), regarding its flagship project, the Longstreet Property.

Commenting, David Segelov, President of Star Gold, stated “upon completing the four (4) steps outlined in the Amendment with Great Basin, Star Gold will become the full owner of the Longstreet Property claims and have an enhanced ability to push through the permitting process, complete an EIS and move toward production with the flexibility required to both develop and finance a mine. Star Gold has enjoyed a terrific relationship with the Richard Kern and Great Basin Resources. Both parties recognized that to push the project to completion, a shortened path to Star Gold’s claim ownership was beneficial. At this latter stage of the project’s development, it is important Star Gold to have a simpler process to ownership of the Property for operational, permitting and financing purposes.”

Richard Kern, Principal of Great Basin, said, "Great Basin is happy to enter into this Amendment and strengthen its relationship with Star Gold. We have great respect for the management, who have completed every task we had agreed to over many years, even during significant slumps in the gold market. The Longstreet project is in my view a very promising and scalable gold project. Star Gold now has a clear path to complete ownership of the project and the skills and willingness to take it forward."

The Longstreet Property in its entirety comprises 142 mineral claims: 75 original optioned claims, of which 70 are unpatented staked claims and five claims leased from local ranchers, pursuant to the “Clifford Lease”; as well as 62 claims subsequently staked by Star Gold. The Longstreet Property covers a total area of approximately 2,500 acres (1,012 ha). The Longstreet Project is at an intermediate stage of exploration.

About Star Gold Corp.

Star Gold is a gold exploration/development company with claims located within the Walker Lane belt. The Company is currently focused on developing its flagship property, the Longstreet Property. The Longstreet Property is located in Nye County, Nevada.

Investor Contact:

David Segelov
Office: 208-664-5066
Cell: 646-626-3356
dsegelov@stargoldcorp.com
info@stargoldcorp.com

Disclaimers

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "anticipate," "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Star Gold Corp (the Company) to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings.

105 N. 4th Street, Suite 300, Coeur d’Alene, ID 83814
Telephone: 1-208-664-5066 Fax: 1-208-664-5066
www.stargoldcorp.com